Exhibit 99.1

Press Release	9 March 2011

Medicsight PLC
(“Medicsight” or “the Company”)
Business Update and Notice of Results

Medicsight PLC (AIM: MDST), an industry leader in the development of Computer-Aided Detection (CAD) and medical image analysis software today gives a business update ahead of its Preliminary Results.

The Company saw an increase in CAD revenue in Q4 2010 and is hopeful that this will continue into 2011.  While the MedicCO2LON insufflator product did not achieve anticipated orders in Q4 2010, the Company expects to see an increase in orders in 2011.

The Company continues to make progress toward finalising its regulatory approvals in the US and Japan.

The Company responded to a series of informal questions from the United States Food and Drug Administration (FDA) in relation to its 510(k) submission for its ColonCAD™ API 3.1.  The FDA requested the Company to perform additional statistical analysis on the submission data, which the Company has completed and resubmitted to the FDA.  Medicsight is confident that it has addressed the outstanding queries.

In relation to the Company’s MedicRead Colon application to the Ministry of Health, Labour and Welfare (MHLW) in Japan, the Company received an additional request for data which the Company is currently collating.

Allan Rowley, CEO of Medicsight, said: “Medicsight already has market approvals in place for a number of key territories, including the EU, China, Canada, Australia and Brazil. With these approvals in place, we are developing our distribution models and partner relationships in those territories.
Although we are not able to guarantee approvals in the USA and Japan, we look forward to receiving feedback from the FDA and are working to address the additional questions asked by the MHLW.  We expect to see an increase in demand for CT colonography (or ‘virtual colonoscopy’) and Medicsight has established a large network of distribution partners ready to deliver the ColonCAD™ solution to end users once the necessary regulatory clearances are in place.”

Medicsight has also recently re-launched its website, which can be found at www.medicsight.com.

The Company expects to announce its preliminary 2010 year end results on Thursday 31 March 2011.

- ENDS -

For further information:
Medicsight plc
Allan Rowley, CEO	Tel: +44 (0)207 605 7950
www.medicsight.com
Daniel Stewart & Co
Noelle Greenaway / Oliver Rigby	Tel: +44 (0) 207 776 6550
www.danielstewart.co.uk

Media enquiries:

Abchurch
www.abchurch-group.com
Julian Bosdet	Tel: +44 (0) 207 398 7700
julian.bosdet@abchurch-group.com
Simone Elviss	Tel: +44 (0) 207 398 7728
simone.elviss@abchurch-group.com
Quincy Allan	Tel: +44 (0) 207 398 7710
quincy.allan@abchurch-group.com

Notes to editors
Medicsight plc is a UK-headquartered, research driven, leading developer of computer-aided detection (CAD) and image analysis software for the medical imaging market. The CAD software automatically highlights suspicious areas on computerised tomography (CT) scans of the colon and lung, helping radiologists to identify, measure and analyse potential disease and early indicators of disease. Medicsight’s CAD software has been developed using a large and population diverse database of verified patient CT scan data. Medicsight’s ColonCAD™ software products are seamlessly integrated with the advanced 3D visualisation workstations of several industry-leading imaging equipment partners.

About Computer-Aided Detection
With increasingly sophisticated radiological imaging hardware such as Multi-Detector CT scanners, radiologists are facing a growing challenge in the amount of detailed patient image data that they must review for each patient examination. Some CT scan examinations generate as many as 2000 images per patient. Review of this data by the radiologist is not only time-consuming but also prone to error due to reader fatigue. CAD software can help the reviewing radiologist by analysing the image data and automatically highlighting suspicious regions of interest for closer inspection. Without CAD software some potential abnormalities or areas of disease may be overlooked. This can be critical for diagnosis and the management of patient outcomes as early detection of disease greatly increases the probability of successful treatment and a positive therapeutic outcome. In addition to supporting individual radiologists CAD also has the potential to help standardise CT interpretation across both individuals and institutions thereby supporting population based screening programmes.

About Medicsight’s CAD software
Medicsight’s ColonCAD™ software use an advanced CAD algorithm to analyse CT scans of the colon and lung and automatically highlight suspicious areas that may be indicators of disease. CAD may highlight areas easily overlooked by the reviewing radiologist, such as small lesions or regions that are hidden from view behind folds in the colon or normal structures and surrounding tissue in the lung.

Both CAD products seamlessly integrate with the advanced 3D visualisation platforms of industry-leading imaging equipment partners. The integrated systems provide sophisticated image viewing capabilities, including 3D reconstructed image data, with the added advantage of demonstrating automatic CAD findings to assist clinical end users in the detection and analysis of disease. This allows clinical end users to perform either a ‘second read’, where CAD findings are displayed to the user after completion of an initial review of the CT scan data, or a ‘concurrent read’ where CAD findings are displayed during the user’s initial review of the original CT scan images.

Since inception, Medicsight has developed close and lasting relationships with some of the world’s foremost clinicians in product related areas. This provides the Company with a wealth of clinical expertise and dedicated clinical research to support ongoing product development. Medicsight also collaborates with a number of leading academic institutions and clinical research programmes worldwide to develop the Company’s comprehensive database of population diverse verified patient CT scan data, thus allowing Medicsight’s products to be validated to the highest possible standards.

Forward Looking Statements
This announcement contains forward-looking statements. These statements relate to the Company’s future prospects, developments and business strategies. Forward-looking statements are identified by their use of terms and phrases such as “believe”, “could”, “envisage”, “estimate”, “intend”, “may” “plan”, “will” or the negative of those, variations or comparable expressions, including references to assumptions.
The forward-looking statements in this announcement are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. Given these risks and uncertainties, potential investors should not place any reliance on forward-looking statements.